Exhibit 5.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 20, 2013, relating to the consolidated financial statements of Hudbay Minerals Inc. and subsidiaries (“Hudbay”), and the effectiveness of Hudbay’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of Hudbay for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus of Hudbay, which is part of this Registration Statement.

(Signed) Deloitte LLP

Toronto, Canada
February 10, 2014